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                     August 25, 2022

       Rebecca L. Lucia
       Chief Financial Officer and Treasurer
       5:01 Acquisition Corp.
       501 Second Street, Suite 350
       San Francisco, California 94107

                                                        Re: 5:01 Acquisition
Corp.
                                                            Form 10-K for the
year ended December 31, 2021
                                                            Filed March 9, 2022
                                                            File No. 001-39612

       Dear Ms. Lucia:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction